SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
       RULES 13d-1(b)(c) and (d) and AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)
                               (Amendment No. 1)1


                             Geneva Financial Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   693429 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)


--------

     1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                              -----------------------------

CUSIP NO. 693429 10 2                              Page  2  of  6   Pages
          -----------                                    -      -
---------------------                              -----------------------------
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1                              NAME OF REPORTING PERSON
                               S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
                               PERSON (ENTITIES ONLY)

                               Ronald Friedman
--------------------------------------------------------------------------------
2                              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) [ ]
                                                   (b) [ ]
--------------------------------------------------------------------------------
3                              SEC USE ONLY

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4                              CITIZENSHIP OR PLACE OF ORGANIZATION

                               USA
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                     5         SOLE VOTING POWER

                               114,000
                     -----------------------------------------------------------
      NUMBER OF      6         SHARED VOTING POWER
       SHARES
    BENEFICIALLY               -0-
      OWNED BY       -----------------------------------------------------------
        EACH         7         SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                  114,000
        WITH         -----------------------------------------------------------
                     8         SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
9                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                       REPORTING PERSON

                       114,000
--------------------------------------------------------------------------------
10                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                       CERTAIN SHARES* [   ]
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
11                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                       2.9%
--------------------------------------------------------------------------------
12                     TYPE OF REPORTING PERSON*

                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)    Name of Issuer:

         Geneva Financial Corp.

Item 1(b)    Address of Issuer's Principal Executive Offices:

         100 North Centre Avenue
         Suite 300
         Rockville Centre, NY 11570

Item 2(a)    Name of Person Filing:

         Ronald Friedman

Item 2(b)    Address of Principal Business Office or, if none, Residence:

         c/o Cole Consulting, LLC
         100 North Centre Avenue
         Suite 402
         Rockville Centre, NY 11570

Item 2(c)    Citizenship:

         USA

Item 2(d)    Title of Class of Securities:

         Common Stock, par value $.01 per share

Item 2(e)    CUSIP Number:

         693429 10 2

Item 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         Not Applicable

Item 4   Ownership.


Item 4(a)    Amount Beneficially Owned:

         114,000

Item 4(b)    Percent of Class:

         2.9%

Item 4(c)    Number of shares as to which such person has:

     (i)   sole power to vote or to direct the vote: 114,000

     (ii)  shared power to vote or to direct the vote: -0-

     (iii) sole power to dispose or to direct the disposition of: 114,000

     (iv)  shared power to dispose or to direct the disposition of: -0-

Item 5       Ownership of Five Percent or Less of a Class.

          Not Applicable

Item 6       Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          Not Applicable

Item 8       Identification and Classification of Members of the Group.

          Not Applicable

Item 9       Notice of Dissolution Group.

          Not Applicable

Item 10      Certifications.

          Not Applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        February 13, 2004
                                                        --------------------
                                                        Date


                                                        /s/ Ronald Friedman
                                                        --------------------
                                                        Ronald Friedman